Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Club Versante Group Ltd

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value US$0.0001 per share	(1)	457(o)	2,133,000	$6.00	$12,798,000.00	0.0001531	$1,959.37
Fees to be Paid	Equity	Ordinary Shares, par value US$0.0001 per share		457(o)	1,000,000	6.00	6,000,000.00	0.0001531	918.60
Fees to be Paid	Equity	Ordinary Shares, par value US$0.0001 per share		Other	150,000	6.00	900,000.00	0.0001531	137.79
Fees to be Paid	Equity	Ordinary Shares, par value US$0.0001 per share		457(o)	1,000,000	6.00	6,000,000.00	0.0001531	918.60
Fees to be Paid	Equity	Ordinary Shares, par value US$0.0001 per share		Other	150,000	$6.00	$900,000.00	0.0001531	$137.79

Total Offering Amounts:							$26,598,000.00		4,072.15
Total Fees Previously Paid:									2,112.78
Total Fee Offsets:									0.00
Net Fee Due:									$1,959.37

__________________________________________
Offering Note(s)

(1)	This Registration Statement also covers the resale under a separate resale prospectus (the “Resale Prospectus”) by selling shareholders of the Registrant of up to an aggregate of 2,133,000 ordinary shares previously issued to the selling shareholders as named in the Resale Prospectus. Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(o) under the Securities Act of 1933, as amended.